Exhibit 99.1

Index to Consolidated Financial Statements

RACK HOLDINGS INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2019 and 2018	F-2
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2019 and December 31, 2018	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders' Equity for the Three Months Ended March 31, 2019 and 2018	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2019 and 2018	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

RACK HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018

Net sales	$66,083	$61,607
Cost of sales	37,939	34,770
Selling, general and administrative	14,261	13,207
Depreciation and amortization	10,664	10,982
Other operating expense, net	1,017	721
Income from operations	2,202	1,927
Interest expense	8,101	7,091
Foreign currency (gain) loss	(1,922)	2,928
Loss before income taxes	(3,977)	(8,092)
Income tax benefit	(606)	(1,311)
Net loss	(3,371)	(6,781)

Other comprehensive (loss) income:
Foreign currency translation adjustments	(3,354)	4,464
Comprehensive loss	$(6,725)	$(2,317)

Net loss per share—basic and diluted

Net loss per share	$(3,388)	$(6,815)
Weighted-average shares outstanding	995	995

See notes to unaudited condensed consolidated financial statements.

RACK HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2019	December 31, 2018

ASSETS

Current Assets
Cash and cash equivalents	$23,239	$17,544
Receivables, net	28,729	31,526
Inventories, net	12,296	11,822
Income tax receivable	3,163	3,416
Prepaid expenses and other current assets	2,388	3,998
Total current assets	69,815	68,306

Property, plant and equipment, net	72,683	73,049
Goodwill	353,631	355,726
Intangible assets, net	281,618	293,720
Other noncurrent assets	2,095	1,960

Total Assets	$779,842	$792,761

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$8,981	$12,342
Accrued liabilities and other	11,684	10,892
Current portion of long-term debt	4,387	4,426
Deferred machine fee revenue	2,573	300
Total current liabilities	27,625	27,960

Long-term debt	490,729	494,918
Deferred income taxes	68,282	69,819
Other	3,671	3,804
Total Liabilities	590,307	596,501

Commitments and contingencies — Note 7
Shareholders' Equity
Common stock, $0.01 par value, 1,000 shares authorized, 995 shares issued and outstanding at March 31, 2019 and December 31, 2018	-	-
Additional paid-in capital	291,365	291,365
Accumulated deficit	(73,314)	(69,943)
Treasury stock, 5 shares, at cost, at March 31, 2019 and December 31, 2018	(1,550)	(1,550)
Accumulated other comprehensive loss	(26,966)	(23,612)
Total Shareholders' Equity	189,535	196,260

Total Liabilities and Shareholders' Equity	$779,842	$792,761

See notes to unaudited condensed consolidated financial statements.

RACK HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES

IN SHAREHOLDERS’ EQUITY

(in thousands, except share data)

						Accumulated
			Additional			Other	Total
	Common Stock		Paid-In	Accumulated	Treasury	Comprehensive	Shareholders'
	Shares	Amount	Capital	Deficit	Stock	Loss	Equity

Balance at January 1, 2018	995	$-	$291,365	$(61,288)	$(1,550)	$(16,254)	$212,273

Net loss				(6,781)			(6,781)
Other comprehensive income:
Foreign currency translation						4,464	4,464

Balance at March 31, 2018	995	$-	$291,365	$(68,069)	$(1,550)	$(11,790)	$209,956

Balance at December 31, 2018	995	$-	$291,365	$(69,943)	$(1,550)	$(23,612)	$196,260

Net loss				(3,371)			(3,371)
Other comprehensive loss:
Foreign currency translation						(3,354)	(3,354)
Balance at March 31, 2019	995	$-	$291,365	$(73,314)	$(1,550)	$(26,966)	$189,535

See notes to unaudited condensed consolidated financial statements.

RACK HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities
Net loss	$(3,371)	$(6,781)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,134	16,294
Amortization of deferred financing costs	641	708
Loss on disposal of fixed assets	153	296
Deferred income taxes	(1,121)	(1,273)
Gain on derivative contract	-	(822)
Currency (gain) loss on foreign denominated notes payable	(2,118)	2,998
Changes in operating assets and liabilities:
Decrease in receivables, net	2,898	4,711
Increase in inventory	(623)	(8)
Decrease (increase) in prepaid expenses and other assets	1,095	(636)
Increase in other assets	(170)	(51)
Decrease in accounts payable	(2,968)	(2,505)
Increase in accrued liabilities	894	449
Increase in other liabilities	2,232	118
Net cash provided by operating activities	13,676	13,498
Cash Flows from Investing Activities
Capital expenditures:
Converter equipment	(6,235)	(5,319)
Other fixed assets	(302)	(965)
Total capital expenditures	(6,537)	(6,284)
Patent and trademark expenditures	(137)	(103)
Net cash used in investing activities	(6,674)	(6,387)
Cash Flows from Financing Activities
Payments on term loans and credit facility	(1,099)	(3,035)
Contingent liability payment	-	(791)
Net cash used in financing activities	(1,099)	(3,826)
Effect of Exchange Rate Changes on Cash	(208)	118
Net Increase in Cash and Cash Equivalents	5,695	3,403
Cash and Cash Equivalents, beginning of period	17,544	8,635
Cash and Cash Equivalents, end of period	$23,239	$12,038

See notes to unaudited condensed consolidated financial statements.

RACK HOLDINGS INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 1 — Nature of Operations

Nature of Operations—Rack Holdings Inc. (the “Company” or “Holdings”) is a Delaware holding company with no operations, which owns 100% of Ranpak Corp. and its wholly owned subsidiaries ("Ranpak"). The Company is a leading provider of environmentally sustainable, systems-based, product protection solutions for e-Commerce and industrial supply chains. Through proprietary protective packaging systems and paper consumables, the Company offers a suite of protective packaging solutions. The Company’s business is global, with a strong presence in the United States and Europe.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Interim Financial Statements - These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes for each of the three years ended December 31, 2018, 2017, and 2016.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and with instructions to Form 10-Q and Rule 10-01 of Securities and Exchange Commission (“SEC”) Regulation S-X as they apply to interim financial information. Accordingly, the interim condensed consolidated financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements, although the Company believes that the disclosures made are adequate to make the information not misleading.

The interim condensed consolidated financial statements are unaudited, but in the Company’s opinion include all adjustments that are necessary for a fair statement of operations for the periods presented. The interim financial results are not necessarily indicative of results that may be expected for any other interim period or the fiscal year.

Principles of Consolidation - The unaudited condensed consolidated balance sheets as of March 31, 2019 and December 31, 2018, the unaudited condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2019 and 2018, and the unaudited condensed consolidated statements of changes in stockholders’ equity and cash flows for the three months ended March 31, 2019 and 2018 include the accounts of the Company and its wholly owned subsidiaries prepared in conformity with U.S. GAAP. All intercompany accounts and transactions are eliminated upon consolidation.

Use of Estimates—The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and such differences could be material.

New Accounting Standards Issued and Not Yet Adopted—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The FASB has issued several additional ASUs since this time that add additional clarification to certain issues existing after the original ASU was released. All the related ASUs are effective for the Company’s annual reporting period beginning January 1, 2019, and interim reporting periods within annual reporting periods beginning on January 1, 2020. The new standard could change the amount and timing of revenue and costs for certain significant revenue streams, increase areas of judgment and related internal controls requirements, change the presentation of revenue for certain contract arrangements and possibly require changes to the Company’s software systems to assist in both internally capturing accounting differences and externally reporting such differences through enhanced disclosure requirements.

RACK HOLDINGS INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

The standards permit the use of either the retrospective or cumulative effect transition method. The Company will adopt the modified retrospective method where it will have to recognize the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings while prior period amounts will not be adjusted and will continue to be reported in accordance with the Company’s legacy accounting under ASC 605. The Company has assigned internal resources to assist in its evaluation and is finalizing its evaluation of the impact of the standard. As part of its ongoing evaluation, the Company is assessing the impact of the Company's accounting for arrangements that include variable consideration (i.e. discounts, credits, and milestone payments) and multiple performance obligations. Currently, the Company's revenue is generated from arrangements with distributors and end users involving combinations of product and user fees that are evaluated under ASC 605-25 and ASC 840. The majority of the Company’s revenues is derived from the sale of its product, paper consumables. The Company currently allocates revenue between the lease and non-lease component of its arrangements which is consistent with the requirements under ASC 606. As such, the Company does not anticipate any impact from the allocation of transaction price among the lease and non-lease components.

Within its arrangements, the Company has variable consideration including but not limited to discounts and credits.  Impacts associated with variable consideration under its arrangements such as discounts and credits are not material as the Company is currently accounting for this consideration consistent with the new standard. The Company preliminarily reviewed its sales commission policies to determine impact under ASC 606 and does not anticipate a material impact to its financial statements as the commissions currently being paid are immaterial to the Company’s financial statements. In addition, the Company expects that the changes in accounting for contingent milestone payments will have an effect on the future accounting treatment for the arrangements under the End of Line Automation Neopack Solutions S.A.S dba e3Neo (“e3Neo”) product line. The previous accounting guidance contained specific guidance related to the accounting for milestone payments including, if certain criteria were met, the ability to recognize all consideration related to the milestone once that milestone was achieved. The revenue ASUs do not contain guidance specific to milestone payments, thereby requiring potential milestone payments to be considered in accordance with the overall revenue recognition model. As a result, revenue from contingent milestone payments may be recognized earlier under the revenue ASUs than under the existing guidance, based on an assessment of the probability of achievement of the milestones and the likelihood of a significant reversal of such revenue at each reporting date. Revenue from the end of line automation (e3Neo) product line was less than 5% of total revenues in 2018 so the Company does not expect a material impact from any change in accounting for this product line. The Company is also evaluating any changes in balance sheet classification under ASC 606 and has not currently identified any changes. While the Company continues to assess the potential impacts of the new standard, including the areas described above, it cannot reasonably estimate the total quantitative information related to the impact of the new standard on its consolidated financial statements and related notes.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. Early adoption is permitted. The Company is assessing the potential impact of the new standard on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements on fair value measurements in ASC Topic 820, Fair Value Measurement. The amendments in ASU 2018-13 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU 2018-13 and delay adoption of the additional disclosures until their effective date. The Company is assessing the potential impact of the new standard on the consolidated financial statements.

RACK HOLDINGS INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 3 — Supplemental Balance Sheet Data

Accounts Receivable—The allowance for doubtful accounts was $175 and $172 at March 31, 2019 and December 31, 2018, respectively.

Inventories

The components of inventories were as follows at:

	March 31, 2019	December 31, 2018

Inventories
Raw materials	$7,148	$4,123
Finished goods	5,467	8,000
Total inventories	12,616	12,123
Less reserve for obsolescence	(320)	(301)
Total inventories, net	$12,296	$11,822

Property, Plant and Equipment

Depreciation expense related to property, plant and equipment was approximately $5,888 and $5,723 for the three months ended March 31, 2019 and 2018, respectively, and is recorded in cost of sales and depreciation and amortization in the unaudited condensed consolidated statements of operations and comprehensive loss. The amounts included in cost of sales were $5,470 and $5,312 for the three months ended March 31, 2019 and 2018 respectively.

Note 4 — Acquisition

On March 1, 2017, pursuant to the Share Purchase Agreement (“purchase agreement”) the Company acquired all of the capital stock of Neopack Solutions S.A.S. dba e3neo.

The purchase agreement contained a contingent consideration arrangement that required the Company to pay e3neo a “Next Generation Machine Payment”, which was computed by the Company based on certain criteria established in the purchase agreement. The criteria included, but were not limited to, the design and development by e3neo of a prototype of the “Next Generation Machine” as defined in the purchase agreement. The maximum amount payable, $1,134, was recorded as contingent consideration, of which $791 was paid in the three months ended March 31, 2018, and the remainder of the balance was paid prior to December 31, 2018.

Additionally, the e3neo purchase agreement contains an earn-out provision whereby the seller may be entitled to receive an earn-out payment in an amount up to the greater of (i) $2.6 million (the “Minimum Earn-Out Amount”), and (ii) the trailing twelve (12) month earnings before income taxes, depreciation and amortization of the business calculated as of December 31, 2020 multiplied by forty-eight percent (48%). The earn-out payment, if and to the extent earned, shall be paid in accordance with the terms of the purchase agreement. In order to be eligible to receive the Minimum Earn-Out Amount pursuant the purchase agreement, e3neo must have caused the business to receive purchase orders from customers and receive sign-off from such customers upon completion of a successful factory acceptance test, for at least twenty (20) Next Generation Machines on or before December 31, 2019 subject to the reasonable approval of the Company. At March 31, 2019 and December 31, 2018, the Company determined the seller will be entitled to receive the Minimum Earn-Out Amount of $2.6 million payable in 2020, and as a result, has included the amount payable in other non-current liabilities on the consolidated balance sheet at March 31, 2019 and December 31, 2018.

RACK HOLDINGS INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 5 — Long-Term Debt

At March 31, 2019 and December 31, 2018, long-term debt consisted of the following:

	March 31, 2019	December 31, 2018

First Lien Term Loan B - United States Dollar based facility with interest based on one month adjusted Eurodollar plus margin. Interest rate was 5.75% and 5.77% at March 31, 2019 and December 31, 2018, respectively	$252,889	$253,548
First Lien Term Loan B - Euro based facility with interest based on one month adjusted EURIBOR plus margin. Interest rate was 4.25% at March 31, 2019 and December 31, 2018	168,237	172,447
Second Lien US$ Tranche with interest based on one month adjusted Eurodollar plus margin. Interest rate was 9.73% and 9.71% at March 31, 2019 and December 31, 2018, respectively	80,500	80,500
Total debt	501,626	506,495
Less deferred financing costs	(6,510)	(7,151)
Less current portion (First Lien)	(4,387)	(4,426)
Long-term debt	$490,729	$494,918

Deferred financing costs represent costs incurred in connection with the issuance or amendment of the Company’s debt agreements. Deferred financing costs are amortized over the terms of the related debt, using the effective interest method, and recognized as a component of interest expense in the consolidated statements of operations and comprehensive loss.

Amortization of deferred financing costs approximated $641 and $708 for the three months ended March 31, 2019 and 2018, respectively. Accumulated amortization approximated $16,106 and $15,465, at March 31, 2019 and December 31, 2018, respectively.

Note 6 — Income Taxes

For each interim reporting period, the Company makes an estimate of the effective tax rate it expects to be applicable for the full year for its operations. This estimated effective tax rate is used in providing for income taxes on a year-to-date basis. The Company’s effective tax rate through the three months ended March 31, 2019 was 15.2%, compared with 16.2% for the three months ended March 31, 2018. The decrease in the effective tax rate was primarily attributable to a jurisdictional mix of income between periods.

The effective tax rate differs from the U.S. federal statutory rate due primarily to benefits derived from the U.S. foreign derived intangible income deduction, tax credits available in the U.S., and income in foreign jurisdictions that are taxed at different rates than the U.S. statutory tax rate.

The Company files income tax returns in the United States and various foreign and state and local jurisdictions. With few exceptions, the Company is no longer subject to federal, foreign, and state and local income tax examination by tax authorities for years ended before 2013.

Note 7 — Commitments and Contingencies

Profits Interests—Certain members of the Company’s management team were granted profit interests in the Company’s parent company Rack Holdings L.P. (the “Partnership”) that allow for them to share in the eventual profits at a future date after giving preference to preferred and common shareholders upon a liquidity event. The return on such profit interests is dependent upon the achievement of predefined internal rate of return targets, and is also subject to time vesting based on years of service. In the case of management employees, vesting service is being performed at the Company level, thus the fair value of such interests will be recorded as a liability in accordance with ASC 710, Compensation—General, on the Company’s records. As of March 31, 2019 and December 31, 2018, the Company has not recognized a liability on its Unaudited Condensed Consolidated Balance Sheets as a liquidity event has not yet occurred. Upon occurrence of a liquidity event, the Company expects the payout to be approximately $2,000 to $2,700.

RACK HOLDINGS INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 8 — Fair Value Measurement

Financial instruments are required to be categorized within a valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available in the market used to measure fair value:

●	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 — Inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be derived from observable market data. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, foreign exchange rates, and credit ratings.
●	Level 3 — Unobservable inputs that are supported by little or no market activities.

The carrying values of cash and cash equivalents (primarily consisting of bank deposits), accounts receivable and accounts payable approximate their fair values due to the short-term nature of these instruments as of March 31, 2019 and December 31, 2018. The carrying value of borrowings under the credit facilities approximates fair value due to the variable interest rates associated with those borrowings.

The following table provides the carrying amounts, estimated fair values and the respective fair value measurements of the Company's financial instruments as of March 31, 2019 and December 31, 2018:

	Carrying	Fair	Fair Value Measurements
As of March 31, 2019	Amount	Value	Level 1	Level 2	Level 3

Long-term debt	$495,116	$495,116		$495,116
Earn-out contingent liability	2,600	2,600			$2,600

	Carrying	Fair	Fair Value Measurements
As of December 31, 2018	Amout	Value	Level 1	Level 2	Level 3

Long-term debt	$499,344	$499,344		$499,344
Earn-out contingent liability	2,600	2,600			$2,600

Note 9 — Segment and Geographic Information

In accordance with ASC 280, Segment Reporting, the Company has determined it has two operating segments which are aggregated into one reportable segment, Ranpak. The aggregation of the two operating segments is based on the Company’s determination that per ASC 280 the operating segments have similar economic characteristics, and are similar in all of the following areas: the nature of products and services, the nature of production processes, the type or class of customer for their products or provide their services, and the methods used to distribute their products or provide their services. In addition, the operating segments were aggregated for purposes of determining whether segments meet the quantitative threshold for separate reporting.

The chief operating decision maker assesses the Company’s performance and allocates resources based on the Company’s consolidated financial information.

The Company attributes revenue to individual countries based on the Company’s selling location. The Company’s products are primarily sold from the United States, Netherlands and Singapore. The following table presents a summary of total net sales from external customers and long-lived assets by geographic location:

RACK HOLDINGS INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

As of and for the three months ended March 31, 2019:	United States	Netherlands	Singapore	Total
Net revenues	$29,909	$32,728	$3,446	$66,083
Long-lived assets	33,745	38,938	-	72,683

As of and for the three months ended March 31, 2018:
Net revenues	$28,788	$30,183	$2,636	$61,607
Long-lived assets	35,359	40,454	-	75,813

As of March 31, 2019 and December 31, 2018, 54% and 53% of the Company’s long-lived assets were located outside of the U.S. The Company’s customers are not concentrated in any specific geographic region. During the three months ended March 31, 2019 and 2018, one customer accounted for approximately 8%, and 11%, respectively, of total revenues.

Note 10 — Shareholders’ Equity

Translation adjustments recorded are the only component of accumulated other comprehensive gain (loss) in shareholders’ equity. The Company had a translation loss of $3,354 for the three months ended March 31, 2019, and a translation gain of $4,464 for the three months ended March 31, 2018. The effects of translating financial statements of foreign operations into the Company’s reporting currency are recognized as a cumulative translation adjustment in accumulated other comprehensive loss which is net of tax, where applicable.

The Company had no potential dilutive common shares during the three months ended March 31, 2019 and 2018.

Note 11 — Related Party

The Company entered into a monitoring fee agreement, with Rhone Capital IV L.P, a related party, which requires the Company to pay 1% of projected annual earnings before interest, taxes and depreciation and amortization in advance of each semi-annual period, adjusted retroactively up or down, plus reimbursement of other expenses. Monitoring fee expenses were $329 and $194 during the three months ended March 31, 2019 and 2018, respectively. Reimbursement expenses were $88 and $100 during the three months ended March 31, 2019 and 2018, respectively. Monitoring fee and reimbursement expenses are included in selling, general and administrative expense in the Unaudited Condensed consolidated statements of operations and comprehensive loss for all periods presented.

Note 12 — Subsequent Events

Subsequent events have been evaluated from the balance sheet date through June 6, 2019, the date on which the consolidated financial statements were available to be issued.

On December 12, 2018, One Madison Corporation, a Cayman Islands exempted company (“One Madison”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Rack Holdings L.P., a Delaware limited partnership (“Parent of the Company”), and the Company pursuant to which One Madison will acquire all of the issued and outstanding equity interests of the Company from its Parent for $950 million cash, on the terms and subject to the conditions set forth in the Stock Purchase Agreement. The transaction closed June 3, 2019.